EXHIBIT 99.1

BROWN SHOE REPORTS THIRD QUARTER FINANCIAL RESULTS; ADJUSTS FULL YEAR GUIDANCE

ST. LOUIS, MISSOURI, November 28, 2007 – Brown Shoe Company, Inc. (NYSE:BWS) reported results for the third quarter of fiscal 2007 ended November 3, 2007.

Third Quarter Highlights:

▪	Net earnings of $27.0 million or $0.61 per diluted share on a GAAP basis;
▪
Adjusted earnings per share total $0.67, which excludes $0.06 per share in Earnings Enhancement Plan costs. See Schedule 4 attached for a reconciliation to GAAP net earnings and the discussion of “Non-GAAP Financial Measures” below;

▪	Consolidated operating earnings increase 1.8 percent to $42.8 million and operating profit margins increase by 40 basis points to 6.6 percent of sales.

Consolidated net sales were $645.5 million, a decrease of 4.6 percent compared to $676.8 million in the third quarter of fiscal 2006.  Net earnings were $27.0 million or $0.61 per diluted share versus net earnings of $26.9 million or $0.62 per diluted share in the prior-year period.  Third quarter fiscal 2007 earnings include charges related to the Company’s Earnings Enhancement Plan of $0.06 per diluted share.  Third quarter fiscal 2006 earnings included a charge of $0.03 per diluted share related to the exit of the Bass business.  On an adjusted basis, net earnings increased 5.5 percent to $29.9 million or $0.67 per diluted share compared to net earnings of $28.3 million or $0.65 per diluted share for the 13 weeks ended October 28, 2006.  See Schedule 4 attached for a reconciliation to GAAP net earnings and the discussion of “Non-GAAP Financial Measures” below.
Consolidated gross margins during the third quarter increased 40 basis points to 40.3 percent of sales from 39.9 percent of sales in the year-ago period, driven by a greater mix of retail sales and improved margins at its Wholesale division.  Expenses during the quarter decreased by 4.8 percent to $217.0 million or 10 basis points to 33.6 percent of sales versus $227.9 million or 33.7 percent in the third quarter 2006, driven by lower incentive and stock-based compensation costs and savings from the Company’s Earnings Enhancement Plan, net of implementation costs.  Operating earnings increased 1.8 percent to $42.8 million, or 6.6 percent of sales, from $42.0 million or 6.2 percent of sales.
Same-store sales at Famous Footwear declined by 6.2 percent (or a decrease of 2.6 percent on a comparable calendar) on top of last year’s very strong 8.2 percent increase.  The sales trend in the first half of the quarter was significantly better generating a same-store sales decline of 4.1 percent (or an increase of 1.2 percent on a comparable calendar) than the back-half of the quarter, when same-store sales declined 9.7 percent (or a decrease of 8.8 percent on a comparable calendar).
Ron Fromm, Brown Shoe’s Chairman and CEO, stated, “This was a difficult quarter with results at Famous Footwear significantly impacting our results.  Nonetheless, we are pleased at how our team managed the business in this tough environment, increasing consolidated operating margins by 40 basis points.  Moreover, on an adjusted basis, excluding Earnings Enhancement Plan costs in 2007 and Bass exit costs in 2006, third quarter operating margins increased 80 basis points.  While operating margins at Famous Footwear decreased due to expense de-leveraging on lower sales and lower gross margins, Wholesale operating earnings increased by 15.6 percent on $28.6 million less in sales, driven by an increase in gross margins of 110 basis points and the non-recurrence of Bass exit costs.  Our focus on inventory management is evident in our inventory position at quarter-end, as our Wholesale division inventory was down 24 percent versus the third quarter last year and Famous Footwear was down 2.2 percent on a per store basis with inventory freshness in line with our expectations.  Importantly, we have continued to make progress implementing the initiatives included in our Earnings Enhancement Plan and our growth initiatives overseas, which we believe will assist us in reaching our goal of doubling our revenues and doubling our rate of profitability over the next five years.”

SEGMENT HIGHLIGHTS
Retail Division
Total sales at Famous Footwear declined 1.4 percent to $361.0 million compared to $366.3 million for the third quarter last year.  Operating earnings decreased 22.2 percent to $30.8 million or 8.5 percent of sales compared to $39.6 million or 10.8 percent of sales in the year-ago period.  Famous Footwear opened 51 new stores and closed 15 during the quarter, resulting in 1,060 stores open at the end of the quarter compared to 979 during the year-ago period.

The Specialty Retail segment, which primarily consists of Naturalizer stores and the Shoes.com e-commerce business, reported sales in the quarter of $70.8 million, a 3.8 percent increase over last year’s $68.2 million.  Same-store sales declined 1.9 percent while sales at Shoes.com grew by 29.5 percent.  The segment’s operating loss was $1.9 million compared to operating income of $1.0 million in the year earlier period.  The loss in the quarter includes $2.8 million of Earnings Enhancement Plan costs primarily related to the relocation of the Shoes.com administrative office from Los Angeles to St. Louis.  During the quarter, the division opened two stores and closed three, resulting in 278 stores open at the end of the quarter, compared to 298 at the end of the year-ago period.

Wholesale Division
Wholesale sales declined 11.8 percent in the quarter to $213.7 million compared to $242.3 million in the previous year, driven primarily by a reduction in private label business, the exit of the Bass license, and fewer re-orders from retail partners due to the difficult retail environment.  The Company had strong performances from the Dr. Scholl’s, Etienne Aigner, and Franco Sarto brands during the quarter.  While the Company restructures its Wholesale business, it continues to improve the division’s operating efficiency.  Gross margins increased by 110 basis points in the quarter, as the Company continues to shift resources to higher-margin branded businesses.  Operating earnings increased 15.6 percent in the quarter to $23.1 million or 10.8 percent of sales versus $20.0 million or 8.3 percent of sales in the year-ago period, which included $2.3 million of costs associated with the exit of the Bass license.

Balance Sheet
Inventory at November 3, 2007 was $441 million, as compared to $434 million last year.  The Company’s debt-to-capital ratio at the end of the quarter was 20.2 percent, compared to 25.4 percent at the same time last year.

Strategic Initiatives Update
Costs during the quarter related to the Company's Earnings Enhancement Plan were better than expected, as the Company incurred costs of $4.5 million on a pre-tax basis, or after-tax costs of $2.9 million or $0.06 per diluted share in the quarter, most of which were attributable to the relocation of the Shoes.com administrative offices from Los Angeles to St. Louis.  The Company continues to work on other initiatives related to this plan.  Estimates of costs and benefits remain as follows:

•	In 2007, after-tax implementation costs are estimated to be approximately $11 million, while the Company continues to expect to realize after-tax benefits of $10 to $12 million;
•	In 2008, after-tax implementation costs are estimated to be approximately $8 million and annual after-tax benefits upon completion in late 2008 continue to be estimated to be $17 to $20 million.

Full-Year and Fourth Quarter 2007 Guidance
For fiscal 2007, the Company now estimates that sales will range from $2.38 billion to $2.39 billion and expects net earnings per diluted share of $1.40 to $1.45.  This guidance includes estimated costs related to the Company’s Earnings Enhancement Plan of $0.25 per diluted share.  On an adjusted basis, net earnings per diluted share are now estimated to be $1.65 to $1.70.  This estimate is predicated on a same-store-sales at Famous Footwear of flat to negative one percent for the full year.  Wholesale division sales are expected to decline 14 to 15 percent in 2007. The Company continues to expect that sales will grow in its Wholesale division in 2008 by mid-single digits, as it continues to execute its growth initiatives.  Additionally, the Company expects its effective tax rate to increase by approximately 300 basis points in fiscal 2007 compared to the previous year, primarily because of a reduced mix of lower tax rate foreign earnings.

For the fourth quarter of 2007, the Company expects sales of $595 million to $605 million compared to $693.3 million in the year-ago period.  As a result of the retail calendar, the year ago period included 14 weeks and the current year fourth quarter will include only 13 weeks.  Net earnings per diluted share in the quarter are estimated to be $0.36 to $0.41 as compared to $0.31 per diluted share in the previous year.  This guidance range includes estimated charges and implementation costs of the Company’s Earnings Enhancement Plan of $0.03 in the fourth quarter of 2007.  In the fourth quarter of 2006, the Company incurred charges of $0.16 per diluted share related to its Earnings Enhancement Plan, the exiting of the Bass business, and costs related to environmental remediation activities at its Denver, CO property.  On an adjusted basis, the Company expects fourth quarter 2007 net earnings per diluted share of $0.39 to $0.44 compared to $0.47 per diluted share in the same period a year ago.  Fourth quarter guidance is predicated on a same-store sales range at Famous Footwear of flat to negative two percent.  Fourth quarter Wholesale sales are expected to decline 16 to 17 percent.  See Schedule 5 attached for a reconciliation to GAAP net earnings.

Non-GAAP Financial Measures
In this press release, the Company’s financial results are provided both in accordance with generally accepted accounting principles (GAAP) and using certain non-GAAP financial measures. In particular, the Company provides historic and estimated future net earnings and earnings per diluted share adjusted to exclude certain charges and recoveries, as well as information regarding components of its reportable operating segments, which are non-GAAP financial measures. These results are included as a complement to results provided in accordance with GAAP because management believes these non-GAAP financial measures help identify underlying trends in the Company’s business and provide useful information to both management and investors by excluding certain items that may not be indicative of the Company’s core operating results. These measures should not be considered a substitute for or superior to GAAP results.

Conference Call

A conference call to discuss third quarter 2007 results will be held this morning at 9:00 a.m. EDT.  While participation in the question-and-answer session of the call will be limited to institutional analysts and investors, retail brokers and individual investors are invited to attend via a live web-cast to be hosted at www.brownshoe.com/investor or  www.earnings.com (at the website, type in the BWS ticker symbol to locate the broadcast).

Safe Harbor Statement Under the Private Securities Litigation Reform Act of 1995:
This press release contains certain forward-looking statements and expectations regarding the Company's future performance and the future performance of its brands. Such statements are subject to various risks and uncertainties that could cause actual results to differ materially. These include (i) the preliminary nature of estimates of the costs and benefits of the Earnings Enhancement Plan, which are subject to change as the Company refines these estimates over time; (ii) intense competition within the footwear industry; (iii) rapidly changing consumer demands and fashion trends and purchasing patterns, which may be influenced by consumers' disposable income, which in turn can be influenced by general economic conditions; (iv) customer concentration and increased consolidation in the retail industry; (v) the Company’s ability to successfully implement its Earnings Enhancement Plan; (vi) political and economic conditions or other threats to continued and uninterrupted flow of inventory from China and Brazil, where the Company relies heavily on third-party manufacturing facilities for a significant amount of its inventory; (vii) the Company's ability to attract and retain licensors and protect its intellectual property; (viii) the Company's ability to secure leases on favorable terms; (ix) the Company's ability to maintain relationships with current suppliers; (x) the uncertainties of pending litigation; and (xi) the Company’s ability to successfully execute its international growth strategy. The Company's reports to the Securities and Exchange Commission contain detailed information relating to such factors, including, without limitation, the information under the caption “Risk Factors” in Item 1A of the Company’s Annual Report for the year ended February 3, 2007, which information is incorporated by reference herein. The Company does not undertake any obligation or plan to update these forward-looking statements, even though its situation may change.

About Brown Shoe Company
Brown Shoe is a $2.4 billion footwear company with global operations.  Brown Shoe’s Retail division operates Famous Footwear, the 1,000-store chain that sells brand name shoes for the family, approximately 300 specialty retail stores in the U.S. and Canada under the Naturalizer, FX LaSalle, and Franco Sarto names, and Shoes.com, the Company's e-commerce subsidiary. Brown Shoe, through its Wholesale divisions, owns and markets leading footwear brands including Naturalizer, LifeStride, Via Spiga, Nickels Soft, Connie and Buster Brown; it also markets licensed brands including Franco Sarto, Dr. Scholl's, Etienne Aigner, and Carlos by Carlos Santana and Barbie, Disney and Nickelodeon character footwear for children. Brown Shoe press releases are available on the Company's website at http://www.brownshoe.com.

Contacts:	For media:
For investors:	David Garino
Ken Golden	Fleishman-Hillard
Brown Shoe Company, Inc.	314-982-0551
314-854-4134

SCHEDULE 1

BROWN SHOE COMPANY, INC.
CONDENSED CONSOLIDATED BALANCE SHEETS
(Unaudited)

(Thousands)	November 3, 2007	October 28, 2006
ASSETS

Cash and cash equivalents	$79,932	$47,512
Receivables	96,800	127,010
Inventories	440,892	433,927
Prepaid expenses and other current assets	29,407	17,863
Total current assets	647,031	626,312

Property and equipment, net	145,800	126,415
Investment in nonconsolidated affiliate	7,066	–
Other assets	320,474	302,798
	$1,120,371	$1,055,525

LIABILITIES AND SHAREHOLDERS’ EQUITY

Borrowings under revolving credit agreement	$–	$20,500
Trade accounts payable	165,231	153,307
Accrued expenses	115,063	139,263
Income taxes	5,134	5,222
Total current liabilities	285,428	318,292

Long-term debt	150,000	150,000
Deferred rent	39,640	36,150
Other liabilities	52,358	51,298
Minority interests	734	(8)
Shareholders’ equity	592,211	499,793
	$1,120,371	$1,055,525

SCHEDULE 2
BROWN SHOE COMPANY, INC.
CONDENSED CONSOLIDATED STATEMENTS OF EARNINGS
(Unaudited)
(Thousands, except per share data)	Thirteen Weeks Ended		Thirty-nine Weeks Ended

	November 3, 2007	October 28, 2006	November 3, 2007	October 28, 2006

Net sales	$645,546	$676,812	$1,788,465	$1,831,669
Cost of goods sold	385,705	406,828	1,067,827	1,114,668

Gross profit	259,841	269,984	720,638	717,001
– % of Net sales	40.3%	39.9%	40.3%	39.1%

Selling & administrative expenses	217,021	227,941	642,484	630,194
– % of Net sales	33.6%	33.7%	35.9%	34.4%
Equity in net loss of nonconsolidated affiliate	14	-	14	-

Operating earnings	42,806	42,043	78,140	86,807

Interest expense, net	(2,797)	(3,660)	(8,990)	(11,805)

Earnings before income taxes and minority interests	40,009	38,383	69,150	75,002

Income tax provision	(13,046)	(11,449)	(22,901)	(22,942)
Minority interests in net loss (earnings) of consolidated subsidiaries	46	(27)	226	69

NET EARNINGS	$27,009	$26,907	$46,475	$52,129

Basic earnings per common share	$0.62	$0.64	$1.07	$1.24

Diluted earnings per common share	$0.61	$0.62	$1.04	$1.20

Basic number of shares	43,688	42,344	43,494	42,081

Diluted number of shares	44,469	43,581	44,576	43,544

SCHEDULE 3

BROWN SHOE COMPANY, INC.
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
(Unaudited)

(Thousands)	Thirty-nine Weeks Ended
	November 3, 2007	October 28, 2006

OPERATING ACTIVITIES:
Net earnings	$46,475	$52,129
Adjustments to reconcile net earnings to net cash provided by operating activities:
Depreciation and amortization	31,794	30,954
Share-based compensation expense	7,517	7,270
Loss on disposal or impairment of facilities and equipment	2,283	2,053
Provision for doubtful accounts	19	709
Foreign currency transaction (gains) losses	(119)	142
Undistributed loss of non-consolidated affiliate	14	–
Changes in operating assets and liabilities:
Receivables	35,405	30,746
Inventories	(20,372)	(19,632)
Prepaid expenses and other current assets	3,170	719
Trade accounts payable	(20,536)	(19,776)
Accrued expenses	(31,257)	7,854
Income taxes	3,705	1,394
Deferred rent	1,615	(69)
Deferred income taxes	(913)	732
Other, net	3,927	(47)

Net cash provided by operating activities	62,727	95,178

INVESTING ACTIVITIES:
Capital expenditures	(34,356)	(37,507)
Acquisition cost	(2,750)	(22,700)
Cash recognized on initial consolidation of joint venture	980	–
Investment in nonconsolidated affiliate	(7,080)	–

Net cash used by investing activities	(43,206)	(60,207)

FINANCING ACTIVITIES:
Decrease in borrowings under revolving credit agreement	(1,000)	(29,500)
Proceeds from stock options exercised	8,962	7,874
Tax benefit related to share-based plans	5,802	6,568
Dividends paid	(9,341)	(6,842)

Net cash provided (used) by financing activities	4,423	(21,900)

Effect of exchange rate changes on cash	2,327	153

Increase in cash and cash equivalents	26,271	13,224

Cash and cash equivalents at beginning of period	53,661	34,288

Cash and cash equivalents at end of period	$79,932	$47,512

SCHEDULE 4

BROWN SHOE COMPANY, INC.
Reconciliation of Net Earnings (GAAP Basis) to Adjusted Net Earnings (Non-GAAP)

The following is a reconciliation of the Company’s third quarter earnings from GAAP-reported Net Earnings to Adjusted Net Earnings:

(Thousands, except per share data)	3rd Quarter 2007		3rd Quarter 2006
	Net Earnings	Diluted EPS	Net Earnings	Diluted EPS

GAAP Earnings	$27,009	$0.61	$26,907	$0.62

Charges / Other Items:

Earnings Enhancement Plan Costs	2,860	0.06	–	–

Costs Related to Withdrawal from Bass License	–	–	1,400	0.03

Total Charges / Items	2,860	0.06	1,400	0.03

Adjusted Net Earnings	$29,869	$0.67	$28,307	$0.65

The following is a reconciliation of the Company’s nine months earnings from GAAP-reported Net Earnings to Adjusted Net Earnings:

(Thousands, except per share data)	Nine Months 2007		Nine Months 2006
	Net Earnings	Diluted EPS	Net Earnings	Diluted EPS

GAAP Earnings	$46,475	$1.04	$52,129	$1.20

Charges / Other Items:

Earnings Enhancement Plan Costs	9,774	0.22	1,231	0.03

Insurance Recoveries, Net	–	–	(4,432)	(0.10)

Costs Related to Withdrawal from Bass License	–	–	1,400	0.03

Total Charges / Items	9,774	0.22	(1,801)	(0.04)

Adjusted Net Earnings	$56,249	$1.26	$50,328	$1.16

SCHEDULE 5

BROWN SHOE COMPANY, INC.
Reconciliation of EPS Guidance (GAAP Basis) to
Adjusted Net Earnings Guidance (Non-GAAP)

The following is a reconciliation of the Company’s fourth quarter and full-year earnings per share guidance on a GAAP basis (reported and estimated) to Adjusted Net Earnings (Non-GAAP):

	4th Quarter 2007 Guidance		4th Quarter 2006	Fiscal 2007 Guidance		Fiscal 2006
	Diluted EPS (low)	Diluted EPS (high)	Diluted EPS	Diluted EPS (low)	Diluted EPS (high)	Diluted EPS

GAAP Earnings	$0.36	$0.41	$0.31	$1.40	$1.45	$1.51

Charges / Other Items:

Earnings Enhancement Plan Costs	0.03	0.03	0.06	0.25	0.25	0.09

Environmental Insurance Recoveries and Charges	–	–	0.08	–	–	(0.02)

Costs Related to Withdrawal from Bass License	–	–	0.02	–	–	0.05

Total Charges / Items	0.03	0.03	0.16	0.25	0.25	0.12

Adjusted Net Earnings per Share	$0.39	$0.44	$0.47	$1.65	$1.70	$1.63